Exhibit 8
List of Subsidiaries of Viatel Holding (Bermuda) Limited
– VTL-TP (Bermuda) Limited (Bermuda)
– Viatel Belgium NV (Belgium)
– Viatel Opérations SA (France)
– VTL, Inc. (U.S.)
•	Viatel Belgium Limited (UK)

•	Viatel Circe Assets Limited (UK)

•	VTL (UK) Limited (UK)

– Viatel Internet Limited
– Viatel Broadband Limited (UK)
– Viatel Holding (Europe) Limited (UK)
•	Viatel Equipment Limited (UK)

•	VTL Telecom GmbH (UK)

•	Viatel German Asset GmbH (Gemany)

•	Viatel Global Communications BV (The Netherlands)

– Viafoperations Communications BV (The Netherlands)

•	Viaphone AG

•	VTL Wavenet Limited